Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Amendment”) is dated as of March 19, 2014, by and between 1400 Fashion Island LLC, a Delaware limited liability company (“Landlord”), and RING CENTRAL, INC., a California corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain Office Lease dated as of April 1, 2011, as amended by: (i) that certain First Amendment to Lease dated as of August 28, 2011; and (ii) that certain Second Amendment to Lease dated as of November 1, 2012 (collectively, the “Lease”), pursuant to which Tenant leases from Landlord certain premises on the 7th floor known as Suite 700 and containing 18,102 rentable square feet, Suite 602 on the 6th floor containing 10,129 and Suite 603 on 6th floor containing 2,949 rentable square feet for a total of 31,180 rentable square feet (collectively, the “Existing Premises”) of the building (the “Building”) known as Century Centre II located at 1400 Fashion Island Blvd., San Mateo, California, which Existing Premises are more thoroughly described in the Lease. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

B.Landlord and Tenant presently desire to amend the Lease in order to add to the Lease additional premises known as Suite 310 on the 3rd floor of the Building, and modify the Lease in certain other respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	Additional Premises.
a.

Additional Premises.  Effective as of the Effective Date (as defined below), and continuing through September 30, 2014 (the “Additional Premises Term”), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, Suite 310 on the 3rd floor of the Building, shown outlined on the attached Exhibit A (the “Additional Premises”), subject to the terms and conditions of this Amendment.  All references in the Lease to the “Premises” shall be deemed to refer to the Existing Premises and the Additional Premises, collectively.  Landlord and Tenant hereby stipulate for all purposes of the Lease that the Additional Premises contain 9,288 rentable square feet.

b.	Effective Date. The “Effective Date” shall be March 1, 2014.
c.	Condition of Additional Premises: Landlord’s Work.
i.

Delivery of Additional Premises.  Landlord shall deliver the Additional Premises to Tenant immediately upon mutual execution of this Amendment.  On or before March 15, 2014, Landlord shall replace any missing or damaged ceiling tiles and replace any baseboards (as needed) within the Additional Premises and shall cause the carpet in the Additional Premises to be professionally cleaned (collectively, “Landlord’s Pre-Delivery Obligations”).  Tenant shall accept the Additional Premises in their “AS IS” condition except that the HVAC system shall be in good working condition.  Subject to Landlord’s obligation to perform Landlord’s Pre-Delivery Obligations, Landlord shall have no obligation to make or pay for any renovations, alterations, additions or improvements to prepare the Additional Premises for Tenant’s occupancy.  Any renovations, alterations, additions or improvements (the “Alterations”) desired by Tenant in the Additional Premises shall be constructed by Tenant at Tenant’s sole cost and expense in a good and workmanlike manner and in accordance with the procedures and requirements of the Lease, including Article 5 thereof.  Tenant shall submit to Landlord for Landlord’s prior reasonable written approval detailed plans and specifications showing the Alterations Tenant desires to make including a detailed space and furniture plan (the “Space Plan”).  Tenant’s right to make the Alterations is further conditioned upon:  (i) Tenant’s acquiring all necessary permits required by all applicable governmental authorities based on the final plans and specifications approved by Landlord in writing; (ii) Tenant furnishing copies of such permits to Landlord; and (iii) the compliance by Tenant with all conditions of said permits in a prompt and expeditious manner.

ii.	Landlord’s Work. Other than Landlord’s Pre-Delivery Obligations, there shall be no Landlord’s Work in connection with this Amendment or in connection with the Additional Premises.

2.

Monthly Rent and Operating Expenses.  In addition to the Monthly Rent payable pursuant to Article 1(M) of the Lease, commencing as of the Effective Date, Tenant shall pay monthly rent for the Additional Premises in the amount of $31,114.80 (the “Additional Premises Rent”).  Landlord agrees that the Additional Premises Rent shall be abated from the Effective Date through March 14, 2014.  Notwithstanding the foregoing, on or before March 15, 2014, Tenant shall pay to Landlord an amount equal to $17,062.95, which amount shall represent the Additional Premises Rent due and payable with respect to the Additional Premises from March 15, 2014 - March 31, 2014.  Commencing on April 1, 2014 and continuing on the first day of each month thereafter during the Additional Premises Term, Tenant shall pay Landlord the full Additional Premises Rent.  There shall be no operating expense overages for the Additional Premises.

3.	Security Deposit. Tenant shall not be required to deliver a security deposit in connection with the Additional Premises.
4.

Parking Spaces.  In addition to the surface parking spaces provided to Tenant under the Lease, Tenant shall be entitled to use up to an additional 28 non-assigned, surface parking spaces at the Building, free of charge during the Additional Premises Term, or any extension thereof, for a total of 131 non-assigned surface parking spaces.

5.

Holding Over.  Notwithstanding anything to the contrary in Article 15 of the Lease, Tenant shall pay Landlord 300% of the amount of the Additional Premises Rent then applicable, prorated on a per diem basis, for each day Tenant shall remain in possession of the Additional Premises or any part thereof after the expiration or earlier termination of the Additional Premises Term or the Lease, together with all actual out-of-pocket damages sustained by Landlord on account thereof.  The foregoing provisions shall not serve as permission for Tenant to hold-over, nor serve to the extend the Additional Premises Term or the Term of the Lease (although Tenant shall remain bound to comply with all provisions of the Lease until Tenant vacates the Additional Premises) and Landlord shall have the right at any time thereafter to enter and possess the Additional Premises and remove all property and persons therefrom.  Notwithstanding the foregoing, Landlord and Tenant agree that the provisions of this Section 5 shall not apply if during the Additional Premises Term Landlord or Harvest, as the case may be, and Tenant enter into a subsequent lease or amendment to the Lease pursuant to which Landlord or Harvest agrees to let additional space in the Building to Tenant, and Landlord or Harvest is unable to deliver such additional space to Tenant prior the end of the Additional Premises Term.  In such instance, Tenant shall have the right to occupy the Additional Premises on a month-to-month basis, and subject to all of the terms and conditions of this Amendment (including the payment of Additional Premises Rent), until such time as such additional space is delivered by Landlord or Harvest to Tenant, or such other date as the parties mutually agree.

6.	Real Estate Brokers.
a.

Tenant represents and warrants to Landlord that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for Tenant in connection with this Amendment.  Tenant shall hold Landlord harmless from and indemnify and defend Landlord against any and all claims by any real estate broker or salesman for a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Amendment if such claim against Landlord is based on said broker or salesman being employed or authorized by Tenant.

b.

Landlord represents and warrants to Tenant that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for Landlord in connection with this Amendment other than CBRE, Inc.  Upon the mutual execution of this Amendment, Landlord shall pay a market standard brokerage commission to CBRE, Inc.  Landlord shall hold Tenant harmless from and indemnify and defend Tenant against any and all claims by CBRE, Inc. for a commission, finder’s fee or other compensation as a result of Landlord’s entering into this Amendment if such claim against Tenant is based on CBRE, Inc. being employed or authorized by Landlord

7.

Landlord Termination Right.  Notwithstanding anything to the contrary herein, this Amendment is subject to and conditioned upon the consummation of the sale of the Building by Landlord to Harvest Properties, Inc., a California corporation (“Harvest”), or its assignee, pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated February 18, 2014, by and among Landlord, 1450 Mariners Island LLC, a Delaware limited liability company and Harvest (the “Purchase Agreement”).  Tenant agrees that if the transactions contemplated by the Purchase Agreement fail to close for any reason on or before April 15, 2014, Landlord shall have the right to terminate this Amendment at any time prior to the expiration of the Additional Premises Term by delivering written notice to Tenant (the “Termination Notice”) in accordance with Article 30 of the Lease.  Tenant agrees to vacate the Additional Premises no later than fifteen (15) days after the receipt of the Termination Notice.  If Tenant fails to vacate the Additional Premises as provided in this Paragraph 7, then the hold-over provisions of Paragraph 5 above shall apply.

8.	Authority. Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full corporate power and authority to enter into this Amendment and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

9.

Miscellaneous.  This Amendment and the Lease as amended hereby represents the entire agreement of the parties regarding the matters set forth herein, and all prior agreements with respect to such matters, whether written or oral are merged herein.  This Amendment and the Lease as amended hereby shall bind, and shall inure to the benefit of, the successors and assigns of the parties.  This document may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof.  No provision of this Amendment that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable.  Time is of the essence of this Amendment.  This Amendment shall be governed by the laws of the State of California, and shall not be effective or enforceable against either party until and unless it is executed by both parties and delivered by each to the other.

10.	Lease in Full Force and Effect. Except as amended by this Third Amendment, the Lease remains in full force and effect and is hereby ratified and affirmed by the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Landlord:		Tenant:

1400 FASHION ISLAND LLC, a Delaware limited liability company		RING CENTRAL, INC.,
a California corporation

By: 1400 Manager, LLC, a Delaware		By:	/s/ John Marlow
limited liability company		Name:	John Marlow
		Title:	SVP

By:	/s/ Sherrilyn Fisher	By:	/s/ Clyde Hosein
Name: SHERRILYN FISHER		Name:	Clyde Hosein
Title: Secretary and Treasurer		Title:	CFO

Exhibit A

ADDITIONAL PREMISES